Exhibit 2.1

OPTION AGREEMENT

OPTION AGREEMENT, effective as of November 30, 2010 (this “Agreement”), between N.C.G.A. Project Acquisition Corp., a corporation incorporated and existing under the laws of the Cayman Islands (the “Acquisition Corp.”), and Universal Gold Mining Corp., a company incorporated and existing under the laws of Nevada (the “Universal Gold”).

WHEREAS, Acquisition Corp. has entered into a Share Purchase Agreement dated as of November 30, 2010, a copy of which is attached hereto as Exhibit A (the “SPA”), to acquire, among other things, all of the issued common shares of RNC (Management) Limited (“Management”), which owns all of the issued common shares of RNC (Hemco) Limited (“Hemco”); and

WHEREAS, Acquisition Corp. desires to grant to Universal Gold, and Universal Gold agrees to obtain from Acquisition Corp., the option to acquire certain assets of Acquisition Corp. following Acquisition Corp.’s acquisition of Management as contemplated in the SPA.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto  hereby agree as follows:

Section 1.   Grant of Option. Universal Gold shall, at its option, be entitled so long as this Agreement is in effect, to acquire, and to require Acquisition Corp. (or cause Management or any of its other subsidiaries) to transfer to Universal Gold or its designee, following the Closing (as defined in the SPA) (i) all of the issued common shares of Hemco, (ii) all of the issued common shares of Minerales Matuzulen S.A., and (iii) other than such assets that Acquisition Corp. is otherwise obligated under the terms of the SPA to transfer to Sellers or their Affiliates (as such terms as defined in the SPA), any other assets of Management or its subsidiaries as Universal Gold may determine (collectively, the “Hemco Assets”).  Universal Gold may exercise its option set forth in this Section 1 by delivery of written notice to Acquisition Corp. delivered prior to the date of closing under the SPA (the “SPA Closing Date”).

Section 2.   Universal Gold’s Payment and Other Obligations.  In order to exercise its option set forth in Section 1 above and in consideration for the delivery of the Hemco assets, Universal Gold shall, on or prior to the SPA Closing Date, (i) to pay to Acqusition Corp. or its designee (or to loan or otherwise make available to Acquisition Corp. until transfer of the Hemco Assets) the Purchase Price Balance (as defined in the SPA) in immediately available funds, and (ii) issue or otherwise make available for issuance such shares of its common stock as contemplated under Sections 2.5(b) and 6.4(d) in the SPA. Acquisition Corp. and Universal Gold shall close on the acquisition and transfer referred to in Section 1 as soon as practicable on or after the SPA Closing Date.

Section 3.   Further Assurances.  Acquisition Corp. agrees to execute and deliver such other documents or agreements and to take, or cause to be taken, such other actions and to do, or cause to be done, all other things, in each case as necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, to assign to Universal Gold any of Acquisition Corp.’s rights and obligations under the SPA as Universal Gold may request.  Acquisition Corp. hereby agrees that, without the prior written consent thereto of Universal Gold, so long as this Agreement shall remain in effect, Acquisition Corp. will not grant the whole or any part of the rights hereby granted to Universal Gold to anyone other than Universal Gold or its designee.

Section 4.   Termination.  The Agreement may be terminated by mutual consent of the parties hereto or if the SPA terminates in accordance with its terms, by Universal Gold.

Section 5.   Miscellaneous.  This Agreement shall be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto. This Agreement and any amendment, waiver or consent hereto may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, that Acquisition Corp. may not assign any of its rights or obligations hereunder without the prior written consent of Universal Gold.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

N.C.G.A. PROJECT ACQUISITION CORP.

By: Gottbetter & Partners, LLP, in Trust, as Sole Shareholder

By:	/s/ Adam S. Gotbetter
Name: Adam S. Gotbetter
Title: Partner

UNIVERSAL GOLD MINING CORP.

By:	/s/ Craig Niven
Name: Craig Niven
Title: Director

EXHIBIT A

Share Purchase Agreement